Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-89616, No. 333-100857, No. 333-104271, No. 333-107151 and No. 333-110629) and on Form S-8 (No. 333-39592, No. 333-42616, No. 333-47250, No. 333-84825, No. 333-88418, No. 333-88420, No. 333-90795, No. 333-110516 and No. 333-120439) of WebMD Corporation of our reports dated March 16, 2005, with respect to the consolidated financial statements and schedule of WebMD Corporation, WebMD Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of WebMD Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

MetroPark, New Jersey
March 16, 2005